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                                                                    EXHIBIT 12.0


                WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                           YEARS ENDED SEPTEMBER 30
                            (DOLLARS IN THOUSANDS)




                                                            1996        1995        1994        1993        1992
                                                          ---------   --------     --------    --------     --------
FIXED CHARGES:

  Interest Expense                                        $  29,876   $ 30,932     $ 30,899    $ 27,872     $ 27,386
  Amortization of Debt Premium,
    Discount and Expense                                        256        315          367         410          358
  Interest Component of Rentals                                  96         56           34          94           42
                                                          ---------   --------     --------    --------     --------
    Total Fixed Charges                                   $  30,228   $ 31,303     $ 31,300    $ 28,376     $ 27,786
                                                          =========   ========     ========    ========     ========
EARNINGS:

         Net Income                                       $  81,591   $ 62,909     $ 60,459    $ 55,079     $ 52,213

         Add:
           Income Taxes Applicable to
              Operating Income                               49,376     37,514       37,264      34,601       31,483
           Income Taxes Applicable to
              Other Income (Loss) - Net                        (629)      (730)         326      (1,479)        (694)
           Total Fixed Charges                               30,228     31,303       31,300      28,376       27,786
                                                          ---------   --------     --------    --------     --------
              Total Earnings                              $ 160,566   $130,996     $129,349    $116,577     $110,788
                                                          =========   ========     ========    ========     ========
Ratio of Earnings to Fixed
  Charges                                                     5.3        4.2         4.1         4.1         4.0
                                                          =========   ========     ========    ========     ========